UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                     The Securities and Exchange Act of 1934

      Date of Report (Date of earliest event reported): __________________


                              VISIONICS CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                     0-18856                  41-1545069
(State or Other Jurisdiction    (Commission File Number)       (IRS Employer
      of Incorporation)                                      Identification No.)

                                5600 ROWLAND ROAD
                              MINNETONKA, MN 55343
                    (Address of principal executive offices)

                                 (952) 932-0888
              (Registrant's telephone number, including area code)


                   FORMERLY KNOWN AS DIGITAL BIOMETRICS, INC.
      (Former name, former address and former fiscal year, if changed since last report)

AMENDMENT NO. 2 TO FORM 8-K The Registrant hereby amends Item 7 of its Current Report dated February 27, 2001 on Form 8-K as set forth in the pages attached hereto.


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned thereunto duly authorized.

                                                       Visionics Corporation
                                                       By /s/Robert F. Gallagher
                                                       Robert F. Gallagher
                                                       Vice President & CFO
                                                       Dated: June 28, 2001

Item 7.

(a) The audited consolidated financial statements of Visionics Corporation and subsidiaries as of September 30, 2000, 1999 and 1998 and for each of the years then ended are included herein. Visionics Corporation was merged into Digital Biometrics, Inc. on February 16, 2001 in a merger accounted for as a pooling of interest. Subsequent to the merger, Digital Biometrics changed its name to Visionics Corporation.

     Independent Auditors' Report............................................  3

     Consolidated Balance Sheets as of September 30, 2000 and 1999...........  4

     Consolidated Statements of Operations for the years ended
     September 30, 2000, 1999 and 1998.......................................  5

     Consolidated Statements of Stockholders' Equity and Comprehensive
     Income (Loss) for the years ended September 30, 2000, 1999 and 1998.....  6

     Consolidated Statements of Cash Flows for the years ended
     September 30, 2000, 1999 and 1998.......................................  7

     Notes to Consolidated Financial Statements..............................  8

     Management's Discussion and Analysis.................................... 22

     Independent Auditors' Consent........................................... 34

     Signatures.............................................................. 35

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Visionics Corporation:


We have audited the accompanying supplemental consolidated balance sheets of Visionics Corporation and subsidiaries (formerly known as Digital Biometrics, Inc.) as of September 30, 2000 and 1999, and the related supplemental consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2000. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Visionics Corporation which statements reflect total assets constituting 23 percent and total revenues constituting 11 percent and 14 percent of the related supplemental consolidated revenues, respectively, of the related supplemental consolidated total assets as of September 30, 1999, for each of the years in the two-year period ended September 30, 1999. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to amounts included for Visionics Corporation is based solely on the report of other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Visionics Corporation and subsidiaries (formerly known as Digital Biometrics, Inc.) as of September 30, 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

                                             KPMG LLP


Minneapolis, Minnesota
June 12, 2001

                     VISIONICS CORPORATION AND SUBSIDIARIES
                       (formerly DIGITAL BIOMETRICS, INC.)
                           CONSOLIDATED BALANCE SHEETS
                           SEPTEMBER 30, 2000 and 1999

                                                                                    2000             1999
                                                                                ------------     ------------
ASSETS
     Cash and cash equivalents                                                  $  3,623,574     $  6,302,473
     Accounts receivable, less allowance for doubtful accounts of $150,800
         and $128,587, respectively                                                9,779,796        7,713,327
     Inventory                                                                     3,900,754        2,972,998
     Prepaid expenses and other costs                                                269,088          196,652
     Deferred income taxes                                                                --           57,000
                                                                                ------------     ------------
         Total current assets                                                     17,573,212       17,242,450

     Property and equipment                                                        3,986,750        3,256,022
         Less accumulated depreciation and amortization                           (2,616,184)      (1,951,112)
                                                                                ------------     ------------
                                                                                   1,370,566        1,304,910
                                                                                ------------     ------------

     Capitalized software costs, net of accumulated amortization of $138,544
         and $54,371, respectively                                                   839,430          548,702
     Other assets, net of accumulated amortization of $149,284 and
         $139,241, respectively                                                      122,595           62,701
                                                                                ------------     ------------
                                                                                $ 19,905,803     $ 19,158,763
                                                                                ============     ============


LIABILITIES AND STOCKHOLDERS' EQUITY
     Accounts payable                                                           $  2,093,384     $  1,916,664
     Deferred revenue                                                              3,956,270        2,530,939
     Other accrued expenses                                                        1,760,280        3,203,327
     Current installments of notes payable                                            15,071               --
     Current installments of capital lease obligations                                 2,017           57,292
                                                                                ------------     ------------
         Total current liabilities                                                 7,827,022        7,708,222

     Convertible debentures                                                               --          148,097
     Notes payable, excluding current installments                                    28,334               --
     Deferred revenue, excluding current portion                                     511,976          638,889
     Capital lease obligations, less current installments                              3,540           93,077
     Deferred income taxes                                                                --          219,000
                                                                                ------------     ------------
         Total liabilities                                                         8,370,872        8,807,285
                                                                                ------------     ------------

Stockholders' equity:
     Preferred stock, undesignated, par value $.01 per share, 5,000,000
         shares authorized, none issued                                                   --               --
     Common stock, $.01 par value. Authorized, 40,000,000 shares; issued
         and outstanding 23,115,781 and 22,254,479 shares, respectively              231,158          222,545
     Additional paid-in capital                                                   52,355,044       50,732,062
     Deferred compensation                                                           (93,750)         (75,500)
     Accumulated deficit                                                         (40,957,320)     (40,527,571)
     Accumulated other comprehensive loss                                               (201)             (58)
                                                                                ------------     ------------
         Total stockholders' equity                                               11,534,931       10,351,478

                                                                                ------------     ------------
                                                                                $ 19,905,803     $ 19,158,763
                                                                                ============     ============

          See accompanying notes to consolidated financial statements.

                     VISIONICS CORPORATION AND SUBSIDIARIES
                       (formerly DIGITAL BIOMETRICS, INC.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED SEPTEMBER 30, 2000, 1999 and 1998

                                                     2000             1999             1998
                                                 ------------     ------------     ------------
Revenue:
     Live scan identification systems            $ 17,866,769     $ 18,214,126     $  8,078,333
     Live scan maintenance                          5,073,699        3,726,404        2,625,010
     Integral Partners                                     --          258,720          619,348
     FaceIt licenses                                1,760,056        1,472,729          980,592
     FaceIt services                                  874,536        1,150,585          911,153
                                                 ------------     ------------     ------------
         Total revenue                             25,575,060       24,822,564       13,214,436
                                                 ------------     ------------     ------------

Cost of revenue:
     Live scan identification systems              11,202,458       12,034,849        5,973,043
     Live scan maintenance                          3,616,927        2,776,740        2,195,703
     Integral Partners                                     --          142,767          348,212
     FaceIt licenses                                  182,030           42,079           12,024
     FaceIt services                                  476,273          259,128          451,071
                                                 ------------     ------------     ------------
         Total cost of revenue                     15,477,688       15,255,563        8,980,053
                                                 ------------     ------------     ------------
     Gross margin                                  10,097,372        9,567,001        4,234,383
                                                 ------------     ------------     ------------

Operating expenses:
     Selling, general and development              11,058,234        9,507,355        9,102,321
     Non-recurring charges (note 2)                   300,162               --               --
                                                 ------------     ------------     ------------
         Total expenses                            11,358,396        9,507,355        9,102,321
                                                 ------------     ------------     ------------

Income (loss) from operations                      (1,261,024)          59,646       (4,867,938)

Other income (expense):
     Interest and dividend income                     363,772          180,381          166,883
     Interest expense                                  (8,870)        (299,397)        (597,430)
     Other income (expense)                               716          (11,833)        (253,830)
                                                 ------------     ------------     ------------
         Total other income (expense)                 355,618         (130,849)        (684,377)
                                                 ------------     ------------     ------------

Loss before income taxes                             (905,406)         (71,203)      (5,552,315)
Provision for (benefit of) income taxes               (37,538)          56,974         (123,000)
                                                 ------------     ------------     ------------
Net loss                                         $   (867,868)    $   (128,177)    $ (5,429,315)
                                                 ============     ============     ============
Net loss per common share                        $      (0.04)    $      (0.01)    $      (0.29)
                                                 ============     ============     ============

Net loss per common share - assuming dilution    $      (0.04)    $      (0.01)    $      (0.29)
                                                 ============     ============     ============

Weighted average common shares outstanding         22,840,110       21,002,687       18,623,263
                                                 ============     ============     ============

Weighted average common shares outstanding -
    assuming dilution                              22,840,110       21,002,687       18,623,263
                                                 ============     ============     ============

          See accompanying notes to consolidated financial statements.

                     VISIONICS CORPORATION AND SUBSIDIARIES
                       (formerly DIGITAL BIOMETRICS, INC.)
 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)

                                                 Common Stock      Additional    Deferred                   Other
                                           ----------------------    Paid-in      Comp-    Accumulated   Comprehensive
                                              Shares      Amount     Capital     ensation    Deficit     Income (Loss)     Total
                                           ----------------------------------------------------------------------------------------
Balance September 30, 1997                  17,543,300  $ 175,433 $ 42,415,225  $ (73,500) $(34,970,079)  $    (1,639) $  7,545,440
Sale of common stock                         1,036,452     10,364    3,592,224         --            --            --     3,602,588
Restricted stock awards                         47,304        473       75,466    (75,939)           --            --            --
Amortization of deferred compensation               --         --           --     57,939            --            --        57,939
Exercise of employee stock options               2,000         20        4,480         --            --            --         4,500
Stock award for retirement plan                 55,963        560       86,883         --            --            --        87,443
Debt conversions                             1,195,527     11,955      858,262         --            --            --       870,217
Issuance of stock options as payment for
  services received                                 --         --       18,108         --            --            --        18,108
Issuance of warrants in connection with
  convertible debentures                            --         --      131,450         --            --            --       131,450
Intrinsic value of beneficial conversion
  feature of convertible debentures                 --         --      500,000         --            --            --       500,000
Change in unrealized loss on marketable
  securities                                        --         --           --         --            --         1,639         1,639
Net loss                                            --         --           --         --    (5,429,315)           --    (5,429,315)
                                                                                                                       ------------
Total comprehensive loss                                                                                                 (5,427,676)
                                           ----------------------------------------------------------------------------------------
Balance September 30, 1998                  19,880,546    198,805   47,682,098    (91,500)  (40,399,394)           --     7,390,009
Restricted stock awards                         43,200        432       53,568    (54,000)           --            --            --
Amortization of deferred compensation               --         --           --     70,000            --            --        70,000
Exercise of stock options and warrants         423,966      4,240      603,359         --            --            --       607,599
Stock award for retirement plan                 87,897        879      119,979         --            --            --       120,858
Debt conversions                             1,123,874     11,239    1,219,743         --            --            --     1,230,982
Private placements                             694,996      6,950      880,581         --            --            --       887,531
Issuance of stock options and warrants as
  payment for services received                     --         --       35,134         --            --            --        35,134
Issuance of warrants in connection with
  convertible debentures                            --         --       12,600         --            --            --        12,600
Intrinsic value of beneficial conversion
  feature of convertible debentures                 --         --      125,000         --            --            --       125,000
Foreign currency translation adjustment             --         --           --         --            --           (58)          (58)
Net loss                                            --         --           --         --      (128,177)           --      (128,177)
                                                                                                                       ------------
Total comprehensive loss                                                                                                   (128,235)
                                           ----------------------------------------------------------------------------------------
Balance September 30, 1999                  22,254,479    222,545   50,732,062    (75,500)  (40,527,571)          (58)   10,351,478
Restricted stock awards                         10,269        102       76,398    (76,500)           --            --            --
Amortization of deferred compensation               --         --           --     58,250            --            --        58,250
Exercise of stock options and warrants         675,853      6,759    1,191,247         --            --            --     1,198,006
Stock-based compensation                            --         --       18,000         --            --            --        18,000
Stock award for retirement plan                 45,855        459      154,302         --            --            --       154,761
Debt conversions                               116,369      1,164      151,760         --            --            --       152,924
Issuance of stock, stock options and
  warrants as payment for services
  received                                      12,956        129       31,275         --            --            --        31,404
Foreign currency translation adjustment             --         --           --         --            --          (143)         (143)
Net loss                                            --         --           --         --      (867,868)           --      (867,868)
                                                                                                                       ------------
Total comprehensive loss                                                                                                   (868,011)
Adjustment to conform fiscal year end of
  pooled acquisition                                --         --           --         --       438,119            --       438,119
                                           ----------------------------------------------------------------------------------------
Balance September 30, 2000                  23,115,781  $ 231,158 $ 52,355,044  $ (93,750) $(40,957,320)  $      (201) $ 11,534,931
                                           ========================================================================================

          See accompanying notes to consolidated financial statements.

                     VISIONICS CORPORATION AND SUBSIDIARIES
                       (formerly DIGITAL BIOMETRICS, INC.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED SEPTEMBER 30, 2000, 1999 and 1998

                                                                               2000             1999             1998
                                                                           ------------     ------------     ------------
Cash flows from operating activities:
       Net loss                                                            $   (867,868)    $   (128,177)    $ (5,429,315)
       Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
               Provision for doubtful accounts receivable                        22,213         (157,088)          99,901
               Stock-based compensation and other                               107,654          105,134           76,047
               Depreciation and amortization                                    802,687          603,899          579,960
               Amortization of software development costs                        99,290           42,079           12,024
               Write-off of intangible assets                                        --           14,694           76,901
               Deferred income taxes                                           (162,000)          45,000         (123,000)
               Loss on sale of marketable securities                                 --               --          189,826
               (Gain) loss on disposal and write-off of fixed assets               (716)          11,833           51,618
               and tooling
               Interest expense amortization for the intrinsic value of
                   the beneficial conversion feature of convertible                  --          125,000          500,000
                   debentures
               Interest expense on debentures converted into common              12,350           75,737           25,469
               stock
               Adjustment to conform fiscal year end of pooled                  438,119               --               --
               acquisition
         Changes in operating assets and liabilities:
               Accounts receivable                                           (2,088,682)      (3,009,244)       1,196,417
               Inventory                                                       (927,756)        (124,577)        (553,828)
               Prepaid expenses and other expenses                             (112,451)            (289)         (50,965)
               Accounts payable and accrued expenses                         (1,100,566)       1,708,261          525,660
               Deferred revenue                                               1,298,418        2,251,537          240,366
               Income taxes payable                                             (11,000)          11,000               --
                                                                           ------------     ------------     ------------
         Net cash (used in) provided by operating activities                 (2,490,308)       1,574,799       (2,582,836)
                                                                           ------------     ------------     ------------

Cash flows from investing activities:
         Purchase of property and equipment                                    (862,997)        (573,367)        (654,834)
         Proceeds from disposal of property and equipment                        12,794            5,878            1,311
         Patents, trademarks, copyrights, licenses and software                (427,595)        (442,663)        (164,598)
         Purchase of marketable securities                                           --               --       (3,744,760)
         Sales of marketable securities before maturity                              --               --        3,711,381
                                                                           ------------     ------------     ------------
         Net cash used in investing activities                               (1,277,798)      (1,010,152)        (851,500)
                                                                           ------------     ------------     ------------

Cash flows from financing activities:
         Net line of credit (payments) advances                                      --         (111,962)         111,962
         Proceeds from notes payable                                             49,142               --               --
         Repayment of notes payable                                              (5,737)              --               --
         Repayment of officers' loan balances                                        --               --          (30,000)
         Principal payments on capital lease obligations                       (152,061)         (67,033)          (7,212)
         Exercise of warrants and stock options                               1,198,006          607,599            4,500
         Common stock issued in private placements                                   --          887,531        3,602,588
         Issuance of convertible debentures                                          --          450,111        1,808,800
                                                                           ------------     ------------     ------------
         Net cash provided by financing activities                            1,089,350        1,766,246        5,490,638
                                                                           ------------     ------------     ------------

Effect of exchange rates on cash                                                   (143)             (58)              --
                                                                           ------------     ------------     ------------

Increase (decrease) in cash and cash equivalents                             (2,678,899)       2,330,835        2,056,302

Cash and cash equivalents at beginning of year                                6,302,473        3,971,638        1,915,336
                                                                           ------------     ------------     ------------

Cash and cash equivalents at end of year                                   $  3,623,574     $  6,302,473     $  3,971,638
                                                                           ============     ============     ============

Supplemental disclosure of cash flow information:
         Cash paid during the year for interest                            $      7,159     $     65,628     $     14,147
         Cash paid during the year for income taxes                              49,000               --               --
                                                                           ============     ============     ============

          See accompanying notes to consolidated financial statements.

                     Visionics Corporation and Subsidiaries
                       (formerly Digital Biometrics, Inc.)
                   Notes to Consolidated Financial Statements

(1) DESCRIPTION OF BUSINESS

         Effective February 16, 2001, Digital Biometrics, Inc. (DBI) merged with Visionics Corporation. Effective with the merger, DBI changed its name to Visionics Corporation, (the "Company" or "Visionics"). The accompanying financial statements reflect the combined results of DBI and Visionics Corporation under the pooling of interests method of accounting.

         The Company is a provider of enabling technology, platforms, products and systems for biometric identification, with a specific focus on facial recognition and forensic-quality fingerprint identification.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

         The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Visionics Technology Corporation ("VTC") located in New Jersey and its wholly owned British subsidiary, Visionics Ltd., which commenced operations during 1999. All material intercompany accounts and transactions have been eliminated in consolidation.

         The accompanying financial statements reflect the combined results of DBI and Visionics Corporation under the pooling of interests method of accounting. The presentation has the effect of including VTC's and Visionics Ltd.'s results of operations for the three months ended December 31, 1999 in the consolidated statements of operations for both the years ended September 30, 2000 and 1999. VTC had revenues of approximately $400,000 and a net loss of approximately $440,000 for the three months ended December 31, 1999. The fiscal years ended September 30, 1999 and 1998 for DBI have been combined with the calendar years of VTC and Visionics Ltd. The Company incurred $300,162 of merger related expense in the year ended September 30, 2000 which were recorded as non-recurring charges.

(b) USE OF ESTIMATES

         The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) STATEMENTS OF CASH FLOWS

CASH AND CASH EQUIVALENTS:

         For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments and certificates of deposit purchased with an original maturity date of three months or less to be cash equivalents.

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

         Effective with his appointment to the Company's Board of Directors on December 14, 1999, the Company granted 1,125 shares of restricted common stock to a non-employee director. The grant resulted in $4,500 in additional common stock issued and an equal amount of deferred compensation expense that is being amortized on a straight-line basis over the three-year vesting period.

         On December 31, 1999, the Company issued 45,855 shares of common stock to satisfy the Company's fiscal 2000 discretionary matching to employees electing participation in the Company's 401(k) retirement plan. On December 31, 1998 and March 16, 1999, the Company issued an aggregate of 87,897 shares of common stock to satisfy the Company's fiscal 1999 discretionary matching to employees electing participation in the Company's 401(k) retirement plan. These issuances increased common stock and additional paid-in capital by $154,761 and $120,858 for fiscal 2000 and 1999, respectively, and reduced accrued compensation by the same amount.

                     Visionics Corporation and Subsidiaries
                       (formerly Digital Biometrics, Inc.)
                   Notes to Consolidated Financial Statements

         Effective with their election at the annual stockholders' meeting held on February 8, 2000, the Company granted 9,144 shares of restricted common stock to its non-employee directors. The grant resulted in $72,000 in additional common stock issued and an equal amount of deferred compensation expense that is being amortized on a straight-line basis over the three-year vesting period.

         Effective with their election at the annual stockholders' meeting held on March 16, 1999, the Company granted 43,200 shares of restricted common stock to its non-employee directors. The grant resulted in $54,000 in additional common stock issued and an equal amount of deferred compensation expense that is being amortized on a straight-line basis over the three-year vesting period.

         Effective with his appointment to the Company's Board of Directors on February 10, 1998, the Company granted 3,000 shares of restricted common stock to a non-employee director. The grant resulted in $3,939 in additional common stock issued and an equal amount of deferred compensation expense that is being amortized on a straight-line basis over the three-year vesting period.

         Effective with their election at the annual stockholders' meeting held on April 8, 1998, the Company granted 44,304 shares of restricted common stock to its non-employee directors. The grant resulted in $72,000 in additional common stock issued and an equal amount of deferred compensation expense that is being amortized on a straight-line basis over the three-year vesting period.

         For the fiscal year ended September 30, 2000, the Company issued 116,369 shares of common stock for the conversion of the remaining principal aggregating $150,000 of the 1997 Convertible Debentures plus $12,252 of accrued interest.

         For the fiscal year ended September 30, 1999, the Company issued 1,123,874 shares of common stock for the conversion of principal aggregating $1,250,000 of the 1997 Debentures plus $75,737 of accrued interest.

         For the fiscal year ended September 30, 1998, the Company issued 1,195,527 shares of common stock for the conversion of principal aggregating $1,100,000 of the 1997 Debentures plus $25,469 of accrued interest.

         During the fiscal year ended September 30, 1999, the Company acquired property and equipment in the amount of $69,664 in exchange for capital leases.

         During the fiscal year ended September 30, 2000, the Company acquired property and equipment in the amount of $7,249 in exchange for capital leases.

         In March 2000, the Company issued 12,956 shares of common stock for services provided. Compensation expense in the amount of $8,750 representing the estimated fair value of common shares issued has been included in the consolidated statement of operations for the year ended September 30, 2000.

         During the year ended September 30, 2000, the Company issued options to acquire 12,955 shares of the Company's common stock with an exercise price of $.68 per share for services provided. The Company has recorded compensation expense in the amount of $3,000 related to the granting of these options for the year ended September 30, 2000.

         During the year ended September 30, 2000, the Company granted a total of 273,625 options to employees having an exercise price of $1.35 per share when the estimated fair value of the Company's common stock was $1.95 to $3.09 per share. Consequently, the Company has recorded compensation expense in the accompanying consolidated statement of operations for the year ended September 30, 2000 in the amount of $18,000.

                     Visionics Corporation and Subsidiaries
                       (formerly Digital Biometrics, Inc.)
                   Notes to Consolidated Financial Statements

(d) CAPITALIZED SOFTWARE DEVELOPMENT COSTS

         Research and development costs consist principally of salaries and benefits paid to the Company's employees in the development of software products. The Company's policy is to expense all research and development costs as incurred until technological feasibility is established. Commencing with the establishment of technological feasibility and concluding at the time the product is ready for market, software development costs are capitalized. Technological feasibility is defined as being established when product design and a working model of the software product has been completed and tested. The cost of those products that have met the technological feasibility criteria have been capitalized. Annual amortization of capitalized software development costs is calculated as the greater of the amount computed using (a) the ratio of actual revenue from a product to the total of current and anticipated related revenues from the product or (b) the economic life of the product, estimated to be five years, on a straight-line basis.

(e) REVENUE RECOGNITION

         SOFTWARE LICENSES - Revenues from software licenses are recognized when all of the following conditions have been satisfied: completion of a written license arrangement; delivery of the software with no significant post delivery obligations of the Company; the fee is fixed or determinable; and payment is due within one year and collection is probable. Revenues from sublicense arrangements with resellers are recognized upon shipment of the software, if there are no significant post-delivery obligations, the reseller is creditworthy, and if the terms of arrangement are such that the payment terms are not subject to price adjustment, are non-cancelable and non-refundable. Revenue from sublicensing arrangements with significant post contract customer support ("PCS") (in excess of one year), including enhancements and upgrades, where significant vendor specific objective evidence does not exist to allocate the fee to the software and PCS, are recognized along with the PCS ratably over the period during which PCS is expected to be provided. Revenues from consulting services are recognized as work is performed.

         EQUIPMENT - Revenues from product sales are recognized upon shipment, installation, or acceptance, based on the particular product and contract terms. Revenues for professional and systems integration services are recognized using the percentage of completion method, completed contract method or on a time-and-materials basis. Revenues from maintenance and repair contracts are recognized over the period of the agreement. Services revenues are recognized when the related services are performed.

(f) FOREIGN CURRENCY TRANSLATION

         Assets and liabilities of the foreign subsidiary are translated at the exchange rate in effect at the balance sheet date. Revenues, costs, and expenses are translated using an average exchange rate. Gains and losses resulting from translation are accumulated as a separate component of accumulated other comprehensive loss in stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations.

(g) PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation of property and equipment is computed using the double-declining balance and straight-line methods over the estimated useful lives of the assets, generally 3 to 7 years. Leasehold improvements are amortized over the shorter of the estimated useful life of the assets or the term of the lease. Expenditures for major renewals or betterments that extend the useful lives of equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

(h) PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

         Costs associated with patents, trademarks and copyrights are capitalized and amortized over 60 months or the remaining life of the patent, trademark or copyright, whichever is shorter. The cost of software licenses related to purchased software are capitalized and amortized over 36 months or the life of the license,

                     Visionics Corporation and Subsidiaries
                       (formerly Digital Biometrics, Inc.)
                   Notes to Consolidated Financial Statements

whichever is shorter. Accumulated amortization at September 30, 2000 and 1999 was $82,501 and $73,019, respectively. The Company recorded a charge to operations in 1999 of $14,694 for patents which were abandoned. Management periodically assesses the amortization period and recoverability of the carrying amount of intangible assets based upon an estimation of their value and future benefits of the recorded asset. Management has concluded that the carrying amount of the intangible assets is realizable.

(i) LONG-LIVED ASSETS

         The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(j) WARRANTY COSTS

         Estimated product warranty costs are accrued when shipments are recognized as revenue.

(k) ADVERTISING COSTS

         Advertising costs are expensed as incurred and aggregated $36,000, $26,000 and $0, respectively, for the years ended September 30, 2000, 1999 and 1998.

(l) ENGINEERING AND DEVELOPMENT ARRANGEMENTS

         Engineering and development costs are expensed as incurred. Engineering and development expenses for fiscal 2000 and 1999 are net of approximately $495,000 and $384,000, respectively of costs related to a federally funded demonstration project grant administered by Hennepin County of Minnesota.

(m) LOSS PER SHARE

         Basic loss per share excludes dilution and is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share includes dilutive stock options and warrants determined by the treasury stock method and dilutive convertible securities.

(n) INCOME TAXES

         The Company has adopted the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amount and tax basis of assets and liabilities. The Company provides for deferred taxes at the enacted tax rate that is expected to apply when the temporary differences reverse.

(o) STOCK-BASED COMPENSATION

         The Company has adopted the intrinsic-value method for determining the amount of compensation to be recorded for employee stock grants and the fair value method for determining the amount of compensation to be recorded for non-employee grants. Pro forma disclosures of net loss and loss per share are presented as if the fair-value method had been applied in measuring compensation cost for employee stock grants.

                     Visionics Corporation and Subsidiaries
                       (formerly Digital Biometrics, Inc.)
                   Notes to Consolidated Financial Statements

(p) SEGMENTS OF AN ENTERPRISE

         The Company operates in one business segment: the identification information systems segment.

(q) NEW ACCOUNTING PRONOUNCEMENTS

         During 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes new standards for recognizing all derivatives as either assets or liabilities, and measuring those instruments at fair value. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," changed the effective date to fiscal years beginning after June 15, 2000. There was no impact on the Company's financial statements with the adoption of this standard in the quarter ended December 31, 2000.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101") which provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues. In October 2000, the SEC provided interpretive guidance for SAB 101. Effective October 1, 2000 the Company adopted the new standard and changed its method of accounting for certain identification systems revenue. Since most of the equipment the Company sells includes installation provided by the Company, under SAB 101, a significant portion of revenue recognition is deferred until installation, particularly where the equipment is integrated to an outside network. Prior to October 1, 2000 the Company generally recognized product revenue on the date of shipment for orders which were f.o.b. origin and upon delivery for f.o.b. destination. The Company recorded a $1,436,000 cumulative effect of an accounting change in the three-month period ended December 31, 2000 with the adoption of SAB 101. Under this accounting change, $3,890,000 of revenue recorded in periods prior to October 1, 2000 will be recorded as revenue again as the equipment is installed.

(3) SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

         The Company extends credit to substantially all of its customers. Approximately 93% and 90%, respectively, of customer accounts receivable at September 30, 2000 and 1999 were from government agencies, of which 33% was from one customer at September 30, 2000 and 53% from two customers at September 30, 1999. For the years ended September 30, 2000, 1999 and 1998, sales to two customers in 2000 accounted for 32%, sales to two customers in 1999 accounted for 38%, and sales to 2 customers in 1998 accounted for 24%, respectively, of annual sales. Export revenues were less than 1%, 4% and 8% of total revenues, for the years ended September 30, 2000, 1999 and 1998, respectively.

         Accounts receivable at September 30, 2000 and 1999 include $850,568 and $383,878, respectively, of costs in excess of billings under a federal government funded development project administered by Hennepin County of Minnesota.

(4) INVENTORY

         Inventory is valued at standard cost which approximates the lower of first-in, first-out (FIFO) cost or market. Inventory consists of the following:

                                                September 30,     September 30,
                                                    2000               1999
                                                -------------     -------------

                Components and subassemblies      $3,210,121        $2,307,600
                Work in process                      217,211           434,714
                Finished goods                       473,422           230,684
                                                -------------     -------------
                                                  $3,900,754        $2,972,998
                                                =============     =============

                     Visionics Corporation and Subsidiaries
                       (formerly Digital Biometrics, Inc.)
                   Notes to Consolidated Financial Statements

(5) PROPERTY AND EQUIPMENT

         Property and equipment, including equipment under capital lease, is comprised of the following:

                                                         September 30,
                                                     2000              1999
                                                -------------     -------------
                Leasehold improvements            $  295,220        $  284,661
                Office furniture and equipment     1,763,470         1,477,772
                Manufacturing equipment and
                  tooling                            493,376           457,211
                Customer service equipment           605,254           379,156
                Engineering equipment                774,648           657,222
                Vehicles                              54,782                --
                                                -------------     -------------
                                                  $3,986,750        $3,256,022
                                                =============     =============


(6) CAPITALIZED SOFTWARE DEVELOPMENT COSTS

         Capitalized software development costs consist of the following:

                                                         September 30,
                                                    2000               1999
                                                -------------     -------------

                Capitalized software development
                  costs                            $ 977,973         $ 603,073
                Less: accumulated depreciation      (138,543)          (54,371)
                                                -------------     -------------
                                                   $ 839,430         $ 548,702
                                                =============     =============

         Amortization of capitalized software development costs in the amount of $99,290 and $42,079 for the years ended September 30, 2000 and 1999, respectively, is included in costs of license in the accompanying consolidated statements of operations.

(7) NOTES PAYABLE

         Notes payable at September 30, 2000 in the amount of $43,405 consists of amounts due pursuant to the financing of certain vehicles owned by the Company. The notes are payable over a three-year period in monthly installments of approximately $1,650 including interest at rate per annum of 12% to 13%. Aggregate principal maturities of the notes for the years ending September 30 are as follows: 2001 - $15,071; 2002 - $17,090; and 2003 - $11,244.

(8) LINE OF CREDIT

         The Company has an inventory and receivables financing line of credit for the lesser of eligible inventory and receivables or $2,000,000. Borrowings under this line of credit are secured by all the assets of the Company. The line bears interest at a rate of 0.5% (one half percent) above the prime rate. The line will expire in June, 2001. There were no borrowings under this line at September 30, 2000.

                     Visionics Corporation and Subsidiaries
                       (formerly Digital Biometrics, Inc.)
                   Notes to Consolidated Financial Statements

(9) OTHER ACCRUED EXPENSES

         Other accrued expenses consists of:

                                                September 30,     September 30,
                                                    2000              1999
                                                -------------     -------------

                Accrued salaries, bonuses and
                  commissions                     $  343,958        $  773,106
                Accrued vacation                     306,955           195,757
                Accrued installation costs           480,500         1,107,200
                Accrued warranty costs               301,570           745,104
                Other accrued expenses               327,297           382,160
                                                -------------     -------------
                                                  $1,760,280        $3,203,327
                                                =============     =============

(10) CONVERTIBLE DEBENTURES

         On December 1, 1997 the Company entered into a convertible subordinated debenture purchase agreement ("Purchase Agreement") with a private investor, providing for the Company's issuance and sale of up to an aggregate of $2,500,000 of 8% Convertible Subordinated Debentures (the "1997 Debentures") in tranches of $500,000 each. In connection with the Purchase Agreement, the Company has issued to the purchaser of the debentures warrants to purchase 75,000 shares of common stock at $2.50 per share. Net proceeds to the Company were used for working capital, business development and other general corporate purposes.

         During fiscal 1998, the Company issued 1,195,527 shares of common stock for the conversion of principal aggregating $1,100,000 of the 1997 Debentures plus $25,469 of accrued interest at an average conversion price of $0.94 per share. The intrinsic value of the beneficial conversion feature aggregated $500,000 for fiscal 1998 and has been recorded as additional paid-in capital and interest expense.

         During fiscal 1999, the Company issued 1,123,874 shares of common stock for the conversion of principal aggregating $1,250,000 of the 1997 Convertible Debentures plus $75,737 of accrued interest at an average conversion price of $1.18 per share. The intrinsic value of the beneficial conversion feature aggregated $125,000 for fiscal 1999 and has been recorded as additional paid-in capital and interest expense.

         During fiscal 2000, the Company issued 116,369 shares of common stock for the conversion of the remaining principal aggregating $150,000 of the 1997 Convertible Debentures plus $12,252 of accrued interest at an average conversion price of $1.39 per share.

(11) STOCKHOLDERS' EQUITY

FISCAL YEAR ENDING SEPTEMBER 30, 1998

         Effective with his appointment to the Company's Board of Directors on February 10, 1998, the Company granted 3,000 shares of restricted common stock to a non-employee director. The grant resulted in $3,939 in additional common stock issued and an equal amount of compensation.

         Effective with their election at the annual stockholders' meeting held on April 8, 1998, the Company granted 44,304 shares of restricted common stock to its non-employee directors. The grant resulted in $72,000 in additional common stock issued and an equal amount of deferred compensation expense that is being amortized on a straight-line basis over the three-year vesting period.

         For the fiscal year ended September 30, 1998, the Company issued 1,195,527 shares of common stock for the conversion of principal aggregating $1,100,000 of the 1997 Debentures plus $25,469 of accrued interest.

                     Visionics Corporation and Subsidiaries
                       (formerly Digital Biometrics, Inc.)
                   Notes to Consolidated Financial Statements

         During January 1998, the Company sold 1,036,452 shares of common stock for cash to one shareholder in a private placement for net proceeds of $3,602,588.

FISCAL YEAR ENDING SEPTEMBER 30, 1999

         Effective with their election at the annual stockholders' meeting held on March 16, 1999, the Company granted 43,200 shares of restricted common stock to its non-employee directors. The grant resulted in $54,000 in additional common stock issued and an equal amount of deferred compensation expense that is being amortized on a straight-line basis over the three-year vesting period.

         On December 31, 1998 and March 16, 1999, the Company issued an aggregate of 87,897 shares of common stock to satisfy the Company's fiscal 1999 discretionary matching to employees electing participation in the Company's 401(k) retirement plan. The issuance increased common stock and additional paid-in capital by $120,858 for fiscal 1999 and reduced accrued compensation by the same amount.

         For the fiscal year ended September 30, 1999, the Company issued 1,123,874 shares of common stock for the conversion of principal aggregating $1,250,000 of the 1997 Debentures plus $75,737 of accrued interest.

FISCAL YEAR ENDING SEPTEMBER 30, 2000

         Effective with his appointment to the Company's Board of Directors on December 14, 1999, the Company granted 1,125 shares of restricted common stock to a non-employee director. The grant resulted in $4,500 in additional common stock issued and an equal amount of deferred compensation expense that is being amortized on a straight-line basis over the three-year vesting period.

         Effective with their election at the annual stockholders' meeting held on February 8, 2000, the Company granted 9,144 shares of restricted common stock to its non-employee directors. The grant resulted in $72,000 in additional common stock issued and an equal amount of deferred compensation expense that is being amortized on a straight-line basis over the three-year vesting period.

         On December 31, 1999, the Company issued 45,855 shares of common stock to satisfy the Company's fiscal 2000 discretionary matching to employees electing participation in the Company's 401(k) retirement plan. The issuance increased common stock and additional paid-in capital by $154,761 for fiscal 2000 and reduced accrued compensation by the same amount.

         In March 2000, the Company issued 12,956 shares of common stock for services provided. Compensation expense in the amount of $8,750 representing the estimated fair value of common shares issued has been included in the consolidated statement of operations for the year ended September 30, 2000.

         For the fiscal year ended September 30, 2000, the Company issued 116,369 shares of common stock for the conversion of the remaining principal aggregating $150,000 of the 1997 Convertible Debentures plus $12,252 of accrued interest.


SHAREHOLDER RIGHTS PLAN

         In May 1996, the Board of Directors adopted a shareholder rights plan. The shareholder rights plan is designed to enable the Company and its Board of Directors to develop and preserve long-term value for stockholders and to protect stockholders in the event an attempt is made to acquire control of the Company without an offer of fair value to all stockholders. Under the shareholder rights plan, each stockholder of record beginning at the close of business on May 22, 1996, will receive as a dividend one right for each share of Visionics common stock held. The rights expire on April 30, 2006.

                     Visionics Corporation and Subsidiaries
                       (formerly Digital Biometrics, Inc.)
                   Notes to Consolidated Financial Statements

STOCK OPTIONS

         In order to attract and retain employees and directors, while preserving cash resources, the Company has, since its inception, utilized stock option awards issued through various stock option plans and employment arrangements. All of VTC's stock options and related exercise prices have been converted to the appropriate number of Digital Biometrics, Inc. shares and exercise prices and are reflected in the footnotes and tables that follow.

         As of September 30, 2000, options to purchase 3,435,252 shares of common stock were issued and outstanding to employees and directors and options to purchase 25,000 shares were issued and outstanding to a contractor. Of these grants, 1,349,362 shares were exercisable at September 30, 2000.

         During fiscal 2000, 1999 and 1998, the Company granted options to acquire an aggregate of 12,956, 25,000 and 45,000, respectively, to non-employees and recorded non-cash expense of $22,654, $15,134 and $18,108, respectively, in each fiscal year.

         Details of the status of stock options as of and for each of the years the three-year period ended September 30, 2000 are shown in the table below:

                                                     Shares                            Weighted-
                                                      Under                             Average
                                                     Option         Price Range      Exercise Price
                                                  -------------   ---------------   ----------------
           Unexercised options outstanding -
                September 30, 1997                  1,182,500      $1.56 - 14.75        $3.21

           Options granted                          1,248,136       0.19 -  2.56         1.63
           Options exercised                           (2,000)         2.25              2.25
           Options forfeited                         (239,584)      0.19 - 14.75         6.43
-------------------------------------------------------------------------------------------------------
           Unexercised options outstanding -
                September 30, 1998                  2,189,052       0.19 - 13.63         1.96

           Options granted                            606,316       0.68 -  2.94         1.30
           Options exercised                         (144,551)      0.19 -  2.06         1.76
           Options forfeited                         (377,125)      0.29 - 13.63         1.94
-------------------------------------------------------------------------------------------------------
           Unexercised options outstanding -
                September 30, 1999                  2,273,692       0.19 -  9.50         1.80

           Options granted                          1,657,962       0.68 -  7.88         3.11
           Options exercised                         (282,790)      0.19 -  2.56         1.72
           Options forfeited                         (188,620)      0.19 -  1.25         1.29
-------------------------------------------------------------------------------------------------------
           Unexercised options outstanding -
                September 30, 2000                  3,460,244      $0.19 -  9.50        $2.47
                                                  ============

         At September 30, 2000, the weighted average exercise price and weighted average remaining contractual life of outstanding options was $2.47 and 7.24 years, respectively.

                     Visionics Corporation and Subsidiaries
                       (formerly Digital Biometrics, Inc.)
                   Notes to Consolidated Financial Statements

         The following table summarizes information with respect to options outstanding and exercisable as of September 30, 2000:

                                 Options Outstanding                        Options Exercisable
                       ---------------------------------------    ----------------------------------------
                                       Weighted                                   Weighted
                                       Average      Weighted                       Average      Weighted
                                      Remaining      Average                      Remaining      Average
         Range of         Number of  Contractual    Exercise         Number of   Contractual    Exercise
      Exercise Prices      Shares    Life (years)    Price            Shares     Life (years)     Price
    ----------------------------------------------------------    ----------------------------------------
       $0.00 - $0.99       590,645       8.67        $ 0.64           155,792        8.11        $ 0.61
       $1.00 - $1.99     1,208,163       7.36          1.67           547,205        6.54          1.76
       $2.00 - $2.99       653,436       6.59          2.24           610,103        6.51          2.21
       $3.00 - $3.99       244,250       7.68          3.40            40,000        6.08          3.13
       $4.00 - $4.99       564,750       6.55          4.49                 -          -              -
         Over $5.00        199,000       5.87          6.58             7,500        1.38          9.50
                       ---------------------------------------    ----------------------------------------
                         3,460,244       7.24        $ 2.47         1,360,600        6.66        $ 1.91
                       =======================================    ========================================

         The Company applies APB Opinion No. 25 in accounting for options granted to employees and directors under its stock option plans and, accordingly, no compensation cost has been recognized for its stock options granted to its employees or directors in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have changed to the pro forma amounts indicated below:

                                                           2000              1999              1998
                                                      ----------------------------------------------------
                Net loss - as reported                   $ 867,868        $ 128,177        $ 5,429,315
                Net loss - pro forma                   $ 2,212,954        $ 788,627        $ 6,174,321
                Net loss per share - as reported            $ 0.04           $ 0.01             $ 0.29
                Net loss per share - pro forma              $ 0.10           $ 0.04             $ 0.33

         Principal assumptions used in applying the option valuation model were as follows:

                                                           2000              1999              1998
                                                     ----------------------------------------------------
                Risk-free interest rate                 5.00-6.00%         5.00-5.20%        4.50-5.00%
                Expected life, in years                    5-10               5-10              5-10
                Expected volatility (DBI only)             89%                138%               83%
                Expected volatility (Visionics only)       80%                 0%                0%
                Expected dividend yield                     0%                 0%                0%

WARRANTS

         The Company has warrants outstanding at September 30, 2000, for the purchase of 585,017 shares of its common stock. All the warrants are exercisable and expire at various times through March 29, 2004. The exercise prices per share range from $1.31 to $2.60.

(12) PRIVATE PLACEMENTS

         On January 8, 1999 the Company closed on a private placement offering of common stock and warrants. A total of 422,219 shares were sold to accredited investors at a price of $1.6579 each with total net proceeds to the Company of approximately $600,000. Warrants to purchase up to an aggregate of 422,219

                     Visionics Corporation and Subsidiaries
                       (formerly Digital Biometrics, Inc.)
                   Notes to Consolidated Financial Statements

shares at an exercise price of $1.6579 per share were granted to the purchasers for no additional consideration. The Company issued an additional warrant to purchase up to 42,222 shares of common stock at an exercise price of $1.6728 per share to an investment-banking firm as partial compensation for services rendered in the private placement.

         On March 31, 1999 the Company closed on a private placement offering of common stock and warrants. A total of 272,777 shares were sold to accredited investors at a price of $1.3138 each with total net proceeds to the Company of approximately $300,000. Warrants to purchase up to an aggregate of 272,777 shares at an exercise price of $1.3138 per share were granted to the purchasers for no additional consideration. The Company issued an additional warrant to purchase up to 27,278 shares of common stock at an exercise price of $1.3269 per share to an investment-banking firm as partial compensation for services rendered in the private placement.

(13) INCOME TAXES

         Income tax expense (benefit) attributable to loss from operations consists of the following:

                                                                      Years ended September 30,
                                                        --------------------------------------------------------
                                                              2000                1999                1998
                                                        ----------------     ---------------     ---------------
         Current:
                  Federal                                  $ (54,643)           $ 11,974           $       --
                  State                                      (15,895)                 --                   --
                  Foreign                                     33,000                  --                   --
                                                        ----------------     ---------------     ---------------
                                                             (37,538)             11,974                   --
                                                        ----------------     ---------------     ---------------

         Deferred:
                  Federal                                         --              63,000              (95,000)
                  State                                           --             (18,000)             (28,000)
                                                        ----------------     ---------------     ---------------
                                                                  --              45,000             (123,000)
                                                        ----------------     ---------------     ---------------
         Total income tax expense (benefit)                $ (37,538)           $ 56,974           $ (123,000)
                                                        ================     ===============     ===============

         The income tax expense (benefit) differed from the amount computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as a result of the following:

                                                                         Years ended September 30,
                                                        ----------------------------------------------------------
                                                              2000                1999                 1998
                                                        ----------------     ---------------     -----------------
    Computed "expected" tax benefit                       $ (307,838)           $ (24,209)          $ (1,887,787)
    State income tax, net of federal benefit                 (52,393)              (4,167)              (332,706)
    Change in valuation allowance                            549,689              149,300              2,140,700
    Foreign withholding tax                                   33,000                   --                     --
    Foreign tax credit available                             (33,000)                  --                     --
    Research and development tax credit available           (175,000)            (148,170)              (139,140)
    Other                                                    (51,996)              84,220                 95,933
                                                        ----------------     ---------------     -----------------
                                                          $  (37,538)           $  56,974           $   (123,000)
                                                        ================     ===============     =================

                     Visionics Corporation and Subsidiaries
                       (formerly Digital Biometrics, Inc.)
                   Notes to Consolidated Financial Statements

         The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of September 30, 2000 and September 30, 1999 is presented below:

                                                                       2000                   1999
                                                                ------------------     ------------------
      Deferred tax assets:
               Net operating loss carryforward                     $ 14,725,116           $ 13,840,000
               Capital loss carryforward                                 75,291                     --
               Tax credits                                            1,230,000              1,055,000
               Accounts payable and accrued expenses                    377,841                423,800
               Deferred revenue                                         329,904                339,000
               Accounts receivable allowance                             50,000                 52,000
               Inventory capitalization                                  47,000                 36,000
               Other                                                    411,000                571,000
                                                                ------------------     ------------------
                        Total gross deferred tax assets              17,246,152             16,316,800
               Valuation allowance                                  (16,690,689)           (16,141,000)
                                                                ------------------     ------------------

                        Net deferred tax assets                         555,463                175,800
                                                                ------------------     ------------------

      Deferred tax liabilities:
               Accounts receivable                                      204,188                118,800
               Capitalized software development costs                   335,268                219,000
               Depreciation and amortization                             16,007
                                                                ------------------     ------------------
                        Total gross deferred tax liabilities            555,463                337,800
                                                                ------------------     ------------------
                        Net deferred tax asset (liability)         $         --           $   (162,000)
                                                                ==================     ==================


         The change in the valuation allowance for the years ended September 30, 2000, 1999 and 1998 is as follows:

                                                              2000                1999                 1998
                                                       -----------------    -----------------    -----------------
        Balance at beginning of year                      $16,141,000          $15,991,700          $13,851,000
        Change in valuation allowance                         549,689              149,300            2,140,700
                                                       -----------------    -----------------    -----------------
                                                          $16,690,689          $16,141,000          $15,991,700
                                                       =================    =================    =================

         Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management does not believe that it is more likely than not the Company will realize the full benefits of these deductible differences. Accordingly, the Company has provided a valuation allowance against the net deferred tax assets as of September 30, 2000 and September 30, 1999. As of September 30, 2000, the Company has reported net operating loss carryforwards, research and development tax credits and foreign tax credits of approximately $36,789,000, $1,197,000 and $33,000, respectively. These carryforwards expire at various times through year 2020.

         The aforementioned carryforwards are subject to the limitation provisions of Internal Revenue Code sections 382 and 383. These sections provide limitations on the availability of net operating losses and credits to offset current taxable income and related income taxes when an ownership change has occurred. The Company's initial public offering in December 1990 resulted in an ownership change pursuant to these provisions and, accordingly, the use of approximately $3,300,000 of the above carryforwards is subject to an annual limitation, estimated at $350,000. At this time the remaining NOL limitation with respect to the 1990 ownership change is approximately $375,000. Any future ownership change could create a limitation with respect to loss carryforwards not currently subject to an annual limitation. Approximately $2,770,000 of the $36,789,000 net operating loss carryforwards relates to compensation associated with the exercise of non-qualified stock options which, when realized, would result in approximately $1,108,000 credited to additional paid-in capital.

                     Visionics Corporation and Subsidiaries
                       (formerly Digital Biometrics, Inc.)
                   Notes to Consolidated Financial Statements

(14) LEASES

         The Company is obligated under a capital lease for certain equipment that expires in 2003. At September 30, 2000, the gross amount of property and equipment and related accumulated amortization recorded under this capital lease was $7,249 and $2,645, respectively. Amortization of assets held under capital leases is included with depreciation expense.

         Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of September 30, 2000 are as follows:

                                                                           Capital           Operating
       Year ending September 30                                             leases            leases
       -------------------------------------------------------------------------------------------------
       2001                                                                 $ 2,844        $ 1,085,719
       2002                                                                   2,844          1,298,236
       2003                                                                   1,185          1,278,198
       2004                                                                      --          1,227,389
       Thereafter                                                                --          4,228,753
                                                                         -------------------------------
           Total minimum lease payments                                       6,873        $ 9,118,295
                                                                                        ================
       Less amount representing interest (at 17.7%)                           1,316
                                                                         --------------
       Present value of net minimum capital lease payments                    5,557
       Less current installments of obligations under capital lease           2,017
                                                                         --------------
       Obligations under capital lease, excluding current installments      $ 3,540
                                                                         ==============

         On October 6, 2000, the Company amended its lease for office space in Jersey City, New Jersey to provide for additional space and to extend its lease term. As a result of this amendment, office rent expense will increase from approximately $186,000 per year to approximately $240,000 per year, commencing on June 1, 2001 through May 31, 2006. The additional increase in rent expense has been included in the table above.

         The Company leases its primary office and production facility in Minnetonka, Minnesota, under an operating lease that expires in March 2008. The lease was amended on November 21, 2000 to provided for additional space commencing on April 1, 2001. Annual base rent under the lease agreement increases from approximately $423,000 to $620,000 over the term of the lease and is included in the table above. In addition, the Company is obligated to pay a pro rata share for property taxes, maintenance and other operating expenses which is also included in the table above.

         The Company leases a facility in Maple Grove, Minnesota under an operating lease that expires in June 2003. Annual base rent under the lease agreement is approximately $77,200 and the Company is obligated to pay a pro rata share for property taxes, maintenance and other operating expenses. The Company subleases this office space to another company.

         The Company leases a sales and service office in Ontario, California under an operating lease that expires in May 2002. Annual base rent under the lease agreement is approximately $57,100.

         The Company leases general office equipment under operating leases that expire at various times through August 2003.

                     Visionics Corporation and Subsidiaries
                       (formerly Digital Biometrics, Inc.)
                   Notes to Consolidated Financial Statements

         Rent expense under these leases for the years ended September 30, 2000, 1999 and 1998 amounted to $856,790, $634,545 and $515,288, respectively. The office space leases provide for escalations based upon the general operating costs incurred by the lessor. Each lease is renewable for defined periods at the "Market Value Rent" at the time of renewal.

(15) CONTINGENCIES

         The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(16) JOINT VENTURE WITH LAKES GAMING, INC.

         On March 16, 1998, the Company entered into an agreement with Lakes Gaming, Inc., formerly Grand Casinos, Inc., forming a joint venture company named TRAK 21 Development, LLC, to productize, test and market the TRAK-21 blackjack table wagering data capture and player tracking system. Deployment of test systems based on TRAK-21 technology was initiated in fiscal 1999. The Company's initial membership interest in the joint venture is 51%. The Company has adopted the equity method of accounting for the investment. The Company has no additional responsibility to fund the LLC. No loss from the joint venture was recorded on the Company's consolidated statements of operations for the years ended September 30, 2000 and 1999 since the Company is not required to and did not provide additional funding to the LLC since 1998. For the year ended September 30, 1998, the Company's loss from the joint venture was limited to the historical carrying amount of its investment of $13,700 and was recorded as "other expense" in the fiscal 1998 consolidated statements of operations.

(17) RETIREMENT PLAN

         The Company currently sponsors two profit sharing and savings plans. One plan is for the original Digital Biometrics, Inc. ("the Company") employees and the other is for the original Visionics Corporation ("the Subsidiary") employees.

         Effective January 1, 1992, the Company adopted a profit sharing and savings plan classified as a defined contribution plan and qualifying under
Section 401(k) of the Internal Revenue Code. The Retirement Plan allows employees to defer a portion of their annual compensation through pre-tax contributions to the Retirement Plan. At the discretion of the Board of Directors, the Company may make matching contributions up to an amount equal to 50% of the contributions made by each employee, subject to a maximum contribution for each employee of 5% of compensation. The Board may also make other discretionary contributions to the Retirement Plan.

         The Subsidiary sponsors a 401(k) profit sharing plan. Employees are eligible to participate after three months of employment and having obtained age
21. At its discretion, the Subsidiary may make contributions which are allocated to eligible participants. Participants are fully vested in all amounts credited to their account. Participants may borrow against their accounts to a maximum of $50,000 or one-half of their vested aggregate account. Subsidiary contributions for the years ended September 30, 2000, 1999 and 1998 were $64,997, $52,612 and $20,000, respectively.

         Matching contributions at September 30, 2000 and 1999 resulted in accrued compensation expense of $192,806 and $126,938 for the Company, respectively. Matching contributions have been paid through the issuance of Company common stock. For the years ended September 30, 2000, 1999 and 1998, the Company and Subsidiary combined incurred $285,626, $190,557 and $124,264 respectively, of expense related to this plan.

                              VISIONICS CORPORATION
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Visionics Corporation is a provider of identification technologies and systems that employ "biometric" technology, which is the science of identifying individuals by measuring distinguishing biological characteristics. Through its respective business lines - FaceIt, live scan, IBIS and BNP- the Company delivers enabling technology, platforms, products and systems for biometric identification, with a specific focus on facial recognition and forensic-quality fingerprint identification.

         The FaceIt technology enables a broad range of products and applications built by partners (original equipment manufacturers "OEMs", value added resellers "VARs" and system integrators). These include enhanced CCTV systems, identity fraud applications and authentication systems for information security, access control, travel, banking and e-commerce. The Company's FaceIt technology product offerings include software development toolkits, run-time licenses and application software. Among the Company's FaceIt technology partners are Polaroid, IBM, Innoventry (joint venture of Wells Fargo Bank and Cash America), and EDS.

         The TENPRINTER(R) and FingerPrinter CMS live scan systems are used by government agencies, law enforcement, airports, banks and other commercial institutions in the U.S. to identify suspects and manage information on individuals, and help commercial employers and government agencies to conduct background checks on applicants for employment or permits. These live scan systems employ patented, high-resolution optics and specialized hardware and software, combined with industry-standard computer hardware and software, to create highly optimized, special-purpose systems which capture, digitize, print and transmit forensic-grade fingerprint and photographic images. Visionics continues to expand this line of business to further penetrate the law enforcement market, while introducing new products and services for the emerging applicant-processing and security markets among commercial and government customers. Typical customers include: U.S. government agencies, such as the Immigration and Naturalization Service ("INS") and U.S. Postal Service; local and state police; United States armed forces; school districts; financial institutions; utilities; and casinos.

         The IBIS is a mobile identification system that combines expertise in biometric capture and connectivity. The system is capable of capturing both forensic quality fingerprints and photographs for transmission to law enforcement and other legacy databases. IBIS is comprised of software tools, multi-media data storage and communications servers, and the systems integration and software development services that are required to implement identification management systems.

         The BNP, or Biometric Network Platform, is a technology framework for building scalable biometric solutions. It consists of network ready elements - hardware components, called Biometric Network Appliances (BNA)s, programming logic for connecting the BNAs to each other or to standard security and information systems, and an enabling biometric technology whose functionalities are encapsulated in the BNA components. The core enabling biometric technology for the BNP is Visionics' FaceIt engine, however, the platform will support other biometrics including fingerprint. By combining the different BNAs with application-specific business logic, a wide range of scalable solutions - such as large database searching, surveillance and enterprise security - can be easily built.

         Visionics is engaged in a joint venture with Lakes Gaming, Inc., formerly known as Grand Casinos, Inc., named TRAK 21 Development, LLC, to develop, test and market an automated wagering tracking system based on technology developed by Visionics. This system is intended to track the betting activity of casino patrons playing blackjack.

Results of Operations

     Effective February 16, 2001, Digital Biometrics, Inc. (DBI) merged with Visionics Corporation ("Subsidiary" or "VTC"). Effective with the merger, DBI changed its name to Visionics Corporation, (the "Company" or "Visionics"). The accompanying financial statements reflect the combined results of DBI and Visionics Corporation under the pooling of interests method of accounting. The presentation has the effect of including Subsidiary's results of operations for the three months ended December 31, 1999 in the consolidated statements of operations for both the years ended September 30, 2000 and 1999. VTC had revenues of approximately $400,000 and a net loss of approximately $440,000 for the three months ended December 31, 1999. The fiscal years ended September 30, 1999 and 1998 for DBI have been combined with the calendar years of VTC and Visionics Ltd.

FISCAL 2000 COMPARED TO FISCAL 1999

     Total revenue in 2000 of $25,575,000 increased 3% from 1999 revenue of $24,823,000. The increase in total revenue was due primarily to a 36% increase in live scan maintenance revenue and a 20% increase in FaceIt licenses revenue, partially offset by a decrease in the number of live scan systems sold and a 24% decline in FaceIt services revenue. The decrease in live scan identification systems revenue to $17,867,000 in 2000 from $18,214,000 in 1999 resulted from a decrease in the number of live scan systems sold, partially offset by an increase in integration and professional services revenue including custom software development. Live scan maintenance revenue increased to $5,074,000 in 2000 from $3,726,000 in 1999, due primarily to a larger installed base of live scan systems covered by maintenance agreements and, to a lesser extent, increases in contract renewal rates. The growth in FaceIt licenses revenue to $1,760,000 in 2000 from $1,473,000 in 2000 is a result of the Company's larger product offering and expanding customer base. FaceIt services revenue in 1999 of $1,151,000 benefited from a large contract to assist a commercial customer with developing an application encapsulating the Company's technology. There was not a similarly large commercial contract in fiscal 2000 resulting in FaceIt services revenue decreasing to $875,000 as compared to the prior year period.

     Revenue from two customers in 2000 accounted for 32% of total revenue. Revenue from two customers in 1999 accounted for 38% of total revenue.

     Total gross margins for 2000 and 1999 were 39% of revenue.

     Gross margins on live scan identification systems revenue were 37% in 2000 compared to 34% in 1999. This improvement is due primarily to lower levels of warranty and installation costs resulting from a favorable negotiation pertaining to a customer contract requirement, economies of scale of infrastructure costs and a favorable geographical concentration of systems. The favorable contract negotiation and improved efficiencies resulted in a $421,000 reduction of the estimated accrued costs at September 30, 1999.

     Live scan maintenance margins for 2000 and 1999 were 29% and 25% of maintenance and support revenue, respectively. The improvement in maintenance margins is due mainly to a 36% increase in maintenance revenue from the larger installed base and, to a lesser extent, reduced costs resulting from the establishment of regional customer service operations, and $150,000 of accrued costs in the prior year to implement Year 2000 compliant software for customers with maintenance contracts.

     FaceIt licenses margin decreased to 90% in 2000 from 97% in 1999 due primarily to an increase in amortization of software development costs.

     Gross margin on FaceIt services decreased to 46% in 2000 from 77% in 1999 due primarily to the decrease in commercial services revenues which carried a higher margin the earlier year.

     Management believes gross margins in future years will be at or above historical levels.

     Sales, general and development expenses for 2000 and 1999 were 43% and 38%, respectively, of total revenue. The increase in sales, general and development expenses is due primarily to an increase in personnel-related costs, new product development costs and promotional activities for new products, partially offset by a decrease in engineering expenses associated with Integral Partners, Inc. and an increase in billable professional services. Throughout 1999 and 2000, the Company continued increasing its staffing levels to establish its business partnerships, its marketing channels and pursue market opportunities. Sales and marketing expenses for fiscal 1999 are net of a $157,000 allowance for doubtful accounts reserve adjustment as a result of improved accounts receivable collections. Engineering expenses for the years ending September 30, 2000 and 1999 are net of $495,000 and $384,000, respectively, of costs related to a federal government funded demonstration project grant. The Company expects an increase in absolute dollars for sales, general and development expenses in future years.

     Non-recurring charges in fiscal 2000 include $300,000 of legal and other professional services costs associated with the merger transaction with Subsidiary. The Company expects merger-related costs for the transaction in fiscal 2001 to range between $2,000,000 and $2,200,000.

     Interest and dividend income increased to $364,000 in fiscal 2000 from $180,000 in fiscal 1999 due to higher average cash balances . Interest expense decreased to $9,000 in fiscal 2000 from $299,000 in fiscal 1999 primarily due to a $125,000 non-cash charge during the prior year for the intrinsic value of the beneficial conversion feature of convertible debentures, conversion of convertible debentures and no borrowings on the line of credit during the current year.

     Income tax benefit of $38,000 for fiscal 2000 compares to a provision for income taxes of $57,000 in fiscal 1999. This reduction in income taxes is due primarily to the increased loss in fiscal 2000. The income tax benefit is low in relationship to the Company's loss before income taxes because the Company is in a net operating loss carryforward position for tax purposes.

     The Company generated net loss for fiscal 2000 of $868,000, or $.04 loss per share, as compared to a net loss of $128,000, or $.01 loss per share, for fiscal 1999.

FISCAL 1999 COMPARED TO 1998

     Total revenue in 1999 of $24,823,000 increased significantly from 1998 revenue of $13,214,000. The 88% increase in total revenue was due primarily to an increase in the number of live scan systems sold, a 42% increase in maintenance revenue and a 39% increase in FaceIt revenues, partially offset by a decrease in live scan systems integration revenue. The increase in live scan identification systems revenue to $18,214,000 in 1999 from $8,078,000 in 1998 resulted from an increase in the number of live scan systems sold, partially offset by an increase in volume and trade-in discounts. Live scan maintenance revenue increased to $3,726,000 in 1999 from $2,625,000 in 1998, due primarily to a larger installed base of live scan systems covered by maintenance agreements and, to a lesser extent, increases in contract renewal rates, and an increase in revenue from services not covered by maintenance agreements. Integral Partners revenue decreased to $259,000 for 1999 from $619,000 in 1998. Integral Partners, Inc., a wholly owned subsidiary of the Company, began operations during the first quarter of fiscal 1998 and was curtailed in 1999. FaceIt licenses revenue increased 50% to $1,473,000 for 1999 from $981,000 in 1998. The increase in FaceIt licenses revenue was due primarily to increased sales and license fees to value added resellers. FaceIt services revenue increased 26% to $1,151,000 for 1999 from $911,000 in 1998 due primarily to a large contract to assist a commercial customer with developing an application encapsulating the Company's technology.

     Revenue from two customers in 1999 accounted for 38% of total revenue. Revenue from two customers in 1998 accounted for 24% of total revenue.

     Total gross margin for 1999 and 1998 was 39% and 32% of revenue, respectively.

     Gross margin on live-scan identification systems revenue was 34% in 1999 compared to 26% in 1998. This improvement is due primarily to economies of scale, lower levels of warranty and installation costs and lower product costs than in fiscal 1998, partially offset by increased volume and trade-in discounts.

     Maintenance margins for 1999 and 1998 were 25% and 16% of maintenance and support revenue, respectively. The improvement in maintenance margins is due mainly to a 42% increase in maintenance revenue from the larger installed base and, to a lesser extent, reduced costs resulting from the establishment of regional customer service operations. The increase is partially offset by $150,000 of costs to implement Year 2000 compliance as required by customer contracts.

     FaceIt licenses margin of 97% in 1999 decreased slightly from 1998 margin of 99% due primarily to an increase in amortization of software development costs.

     Gross margin on FaceIt services increased to 77% in 1999 from 50% in 1998 due primarily to higher margins from an increase in commercial services revenues.

     Sales, general and development expenses for 1999 and 1998 were 38% and 69%, respectively, of total revenue. The decrease in sales, general and development expenses as a percentage of total revenue is due primarily to the increase in revenue, reduced systems integration engineering costs due to refocusing Integral Partners on identification-related opportunities, reduced new product development expenses not covered by development grants, and to a lesser extent, lower costs for both international marketing and systems integration activity. This was partially offset by increased personnel-related costs and general expenses (subsequently curtailed) associated with Integral Partners, Inc., increased incentive compensation accruals and increased legal costs incurred in connection with legal action taken by a competitor against one of the Company's customers. The competitor's efforts were unsuccessful in preventing the Company's contract with the customer from proceeding forward. Sales and marketing expenses for 1999 are net of a $157,000 allowance for doubtful accounts reserve adjustment as a result of improved accounts receivable collections. Engineering and development expenses for fiscal 1999 are net of $384,000 of costs related to a federally funded demonstration project grant.

     Interest and dividend income increased to $180,000 in fiscal 1999 from $167,000 in fiscal 1998, due primarily to higher returns on marketable investments and cash and cash equivalents. Interest expense decreased to $299,000 in fiscal 1999 from $597,000 in fiscal 1998, primarily due to a $375,000 decrease in non-cash charges for the intrinsic value of the beneficial conversion feature of convertible debentures, partially offset by an increase in borrowings under a line of credit and an increase in interest on increased capital lease balances during fiscal 1999.

     The Company generated a net loss for fiscal 1999 of $128,000, or $.01 loss per share, as compared to a net loss of $5,429,000 , or $.29 loss per share, for fiscal 1998. Income tax expense of $57,000 for 1999 compares to a benefit for income taxes of $123,000 in 1998. The increase in income taxes is due primarily to an increase in the valuation allowance relating to the possibility the Company may be unable to recognize the benefit of the deferred tax asset. The increase in the valuation allowance more than offsets the income tax benefit form the pre-tax loss.

INFLATION.

     Visionics does not believe inflation has significantly impacted revenue or expenses.

BACKLOG

     On September 30, 2000, the Company's backlog of orders for live scan systems and related products, excluding contracted maintenance, was approximately $2,806,000, as compared to a backlog of approximately $5,406,000 at September 30, 1999. The Company's backlog on September 30, 2000 for its FaceIt(R) license fees, royalties and contracted services was approximately $2,785,000, as compared to a backlog of approximately $388,000 at September 30, 1999.

NET OPERATING LOSS CARRYFORWARDS

     At September 30, 2000, the Company had carryforwards of net operating losses of approximately $36,789,000 that may allow the Company to reduce future income taxes that would otherwise be payable. The carryforwards are subject to the limitation provisions of Internal Revenue Code sections 382 and 383. These sections provide limitations on the availability of net operating losses and credits to offset current taxable income and related income taxes when an ownership change has occurred. The Company's initial public offering in December 1990 resulted in an ownership change pursuant to these provisions and, accordingly, the use of approximately $3,300,000 of the above carryforwards is subject to an annual limitation, estimated at $350,000. At this time the remaining net operating loss limitation with respect to the 1990 ownership change is approximately $375,000. Any future ownership change could create a limitation with respect to loss carryforwards not currently subject to an annual limitation. Approximately $2,770,000 of the $36,789,000 net operating loss carryforwards relates to compensation associated with the exercise of non-qualified stock options which, when realized, would result in approximately $1,108,000 credited to additional paid-in capital.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

     For the period from the Company's inception in 1985 through September 30, 2000, the Company's cumulative deficit was $40,957,000. On a consolidated annual basis, the Company has not yet generated its first net income.

     At September 30, 2000, the Company had $3,624,000 in cash and cash equivalents. Visionics is an early-stage company in an emerging market. Historically, the Company has been reliant on the availability of outside capital to sustain its operations. Management believes that cash, cash equivalents, and other working capital provided from operations, together with available financing sources, are sufficient to meet current and foreseeable operating requirements of the Company's business as it has existed historically. The merger of Visionics and Digital Biometrics, Inc. has substantially increased the Company's need for capital, necessitating that the Company seek further financing. To fully exploit the opportunities presented by the merger, such as joint product development and entry into new markets, additional capital will be required. There can be no assurance, however, that the financing necessary to pursue the combined company's business plan will be available on terms acceptable or favorable to the Company, or on any terms. If the Company fails to obtain such financing, its business prospects and the market price of the Company's common stock may be materially adversely affected.

     Furthermore, management may from time to time determine that the competitive position of Visionics may be enhanced through substantial and increased investments in product and technology development programs and/or marketing initiatives. Management may determine to make such investments despite its assessment that gross margin during the investment period will be less than the expenses to be incurred, thus resulting in an anticipated loss during the period.

ANALYSIS OF CASH FLOWS FROM OPERATIONS

     Net cash used in operating activities was $2,490,000 for fiscal 2000 compared to net cash provided by operating activities of $1,575,000 for 1999. This unfavorable cash flow impact resulted primarily from an increase in the net loss during the current-year period, an increase in accounts receivable, an increase in inventory and a decrease in accounts payable.

     Net cash used in investing activities was $1,278,000 for fiscal 2000 compared to $1,010,000 for 1999. The increase was due primarily to an increase in purchases of property and equipment to accommodate investment in the business.

     Net cash provided by financing activities was $1,089,000 for fiscal 2000 compared to $1,766,000 for fiscal 1999. Cash from financing activities was provided primarily from the exercise of stock options.

     Effective January 1, 2000, the Company established an inventory and receivables financing line of credit for the lesser of eligible inventory and receivables or $2,000,000 with Associated Bank Minnesota, formerly named Riverside Bank. Borrowings under this line of credit are secured by all the assets of the Company. This line of credit replaced the Company's previous line of credit agreement. The line bears interest at a rate of 0.5% (one half percent) above the prime rate. The line will expire on June 30, 2001. There were no borrowings under this line at September 30, 2000.

     Risks related to the Company's ability to maintain adequate working capital and liquidity include the continued availability of credit under the Company's line of credit, the availability of vendor credit, and payment by customers of accounts receivable at such times and in such amounts as to enable the Company to meet its payment obligations. Additional financing may be required if sales and operating results are different from those currently forecasted. The Company has identified potential sources for such additional financing in the event that it is required; however, there can be no assurance that such sources will provide the Company with additional financing on terms that are acceptable or favorable to the Company, or on any terms.

ISSUANCE OF 8% CONVERTIBLE SUBORDINATED DEBENTURES AND WARRANTS

     On December 1, 1997 the Company entered into a convertible subordinated debenture purchase agreement with a private investor providing for the Company's issuance and sale of up to $2,500,000 aggregate principal amount of 8% Convertible Subordinated Debentures ("1997 Convertible Debentures") in tranches of $500,000 each. The first four tranches were funded during fiscal 1998. The fifth tranche was funded in November 1998.

     During fiscal 1998, the Company issued 1,195,527 shares of common stock pursuant to the conversion of $1,100,000 aggregate principal amount of 1997 Convertible Debentures plus $25,469 of accrued interest at an average conversion price of $0.94 per share.

     During fiscal 1999, the Company issued 1,123,874 shares of common stock pursuant to the conversion of $1,250,000 aggregate principal amount of 1997 Convertible Debentures plus $75,737 of accrued interest at an average conversion price of $1.18 per share.

     During October 1999 (fiscal 2000), the Company issued 116,369 shares of common stock for the conversion of the remaining $150,000 principal amount of 1997 Convertible Debentures plus $12,252 of accrued interest at an average conversion price of $1.39 per share.

PRIVATE PLACEMENTS

     The Company completed two private placement offerings of common stock and warrants during fiscal 1999. An aggregate of 694,996 shares were sold to accredited investors at prices from $1.3138 to $1.6579 per share with total net proceeds to the Company of approximately $900,000. Warrants to purchase up to an aggregate of 694,996 shares of common stock at the same per share prices were granted to the purchasers for no additional consideration, of which an aggregate of 453,729 shares were issued upon exercises as of September 30, 2000. The Company issued additional warrants to purchase up to 69,500 shares of common stock at exercise prices from $1.3269 to $1.6728 per share to an investment-banking firm as partial compensation for services rendered in the private placement offerings, of which an aggregate of 64,500 shares were issued upon exercises as of September 30, 2000.

     During January 1998, the Company sold 1,036,452 shares of common stock for cash to one shareholder. This private placement netted proceeds of $3,602,588.

NEW ACCOUNTING PRONOUNCEMENTS

     During 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes new standards for recognizing all derivatives as either assets or liabilities, and measuring those instruments at fair value. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," changed the effective date to fiscal years beginning after June 15, 2000. There was no impact on the Company's financial statements with the adoption of this standard in the quarter ended December 31, 2000.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101") which provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues. In October 2000, the SEC provided interpretive guidance for SAB 101. Effective October 1, 2000 the Company adopted the new standard and changed its method of accounting for certain identification systems revenue. Since most of the equipment the Company sells includes installation provided by the Company, under SAB 101, a significant portion of revenue recognition is deferred until installation, particularly where the equipment is integrated to an outside network. Prior to October 1, 2000 the Company generally recognized product revenue on the date of shipment for orders which were f.o.b. origin and upon delivery for f.o.b. destination. The Company recorded a $1,436,000 cumulative effect of an accounting change in the three-month period ended December 31, 2000 with the adoption of SAB 101. Under this accounting change, $3,890,000 of revenue recorded in periods prior to October 1, 2000 will be recorded as revenue again as the equipment is installed.


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


RISK FACTORS

     Information or statements provided by the Company from time to time, including statements contained in this Form 10-K, may contain certain "forward-looking statements," including comments regarding anticipated future operations, market opportunities, operating results and financial performance of the Company. The Company's future operating performance and share price are influenced by many factors, including factors which may be treated in forward-looking statements. The Company cautions readers that any forward-looking statements made by the Company or any of its representatives in this Form 10-K or in any other reports, filings, press releases, speeches or other comments, are not a guarantee of future performance. Any such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those which may be projected on the basis of such forward-looking statements. Furthermore, the Company assumes no obligation to update such forward-looking statements.

     Among the risks and uncertainties which may affect future performance are those described below. These risk factors are being set forth pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") with the intention of obtaining the benefits of the "safe harbor" provisions of the Reform Act for such forward-looking statements.

GENERAL

     The following factors are among the most significant risks and uncertainties which may affect the future performance of the business of
Visionics:

          * The ability of the Company to manage its operations in light of historic and expected volatility and unpredictability in its quarterly and annual revenue;

          * The financial impact of investments required to maintain and enhance the competitiveness of the Company, as well as the financial impact of investments to develop and enter new markets and to develop and introduce new products and services;

          *    The ability of the Company to maintain operating profitability;

          * Competitive technological advances to which the Company is unable to respond in a timely manner or at all;

          * The ability of the Company to develop, introduce and build revenue and profit streams based on new products and services in existing and emerging markets;

          * Maintenance of the loyalty and continued purchasing of the Company's products by existing customers;

          * Execution on customer commitments, including the fulfillment of delivery and installation schedules as may be established, modified, accelerated or delayed by customers or the Company, and the implementation on time and within specifications of special features and functionality required by various customer contracts;

          *    Litigation or threatened litigation;

          * Challenges of contract awards by competitors resulting in legal expenses and potential delays or reversals of customer purchase commitments;


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


          *    Collection of outstanding accounts receivable;

          * Management of the concentration of accounts receivable and other credit risks associated with selling products and services to governmental entities and other large customers;

          * Availability of adequate working capital and liquidity, including the availability of additional financing as may be required;

          * Creation and maintenance of satisfactory distribution and operations relationships with third parties, including automated fingerprint identification systems vendors, systems integrators and other product providers;

          * Attraction and retention of key employees due in particular to the general shortage of technical employees and intense competition for their services; and

          * Continuance of the timely and cost-effective availability of components and subassemblies.

VISIONIC'S FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED BY COMPETITION; ANTICIPATED GROWTH IN THE MARKETS FOR THE COMPANY'S PRODUCTS AND SERVICES MAY NOT MATERIALIZE.

     Markets for the Company's products and services are characterized by significant and increasing competition. The Company's financial results may be adversely affected by the actions of existing and future competitors, including the development of new technologies, the introduction of new products, and price reductions by such competitors to gain or retain market share. Adverse consequences on Visionics may include the diminution of revenue and revenue opportunities, price reductions, and the need to incur additional costs to respond to the actions of competitors.

     Furthermore, Visionics' expectations of future opportunities and investments to capitalize on such opportunities are based on assumptions about growth in the size of the market for identification systems and related products and services. As this is a relatively new market, such assumptions and forecasts are inherently difficult to make, and actual market growth may be substantially different than the Company currently anticipates. Market growth depends on many factors, including factors not within the control of the Company, including but not limited to international market expansion, growth in applicant processing markets, and replacement cycles for products currently in use.

VISIONICS MAY BE UNABLE TO DEVELOP NEW PRODUCTS AND SERVICES AS ANTICIPATED.

     Visionics intends to grow in part through the introduction of new products and services in current and new markets. There can be no assurance that such new products and services can be developed in a timely fashion, within allotted budgets, or at all, nor can there be any assurance that such new products and services will be accepted by the intended customers at profitable price levels or at all.

PARTS AND SUBASSEMBLIES USED IN OUR MANUFACTURING OPERATIONS MAY NOT BE AVAILABLE WHEN NEEDED.

     Certain components and subassemblies used in the manufacture of Visionics' systems are sourced from single suppliers. In the event that these suppliers are unable to provide the Company with its requirements, or were to change pricing significantly, the Company's results of operations could be materially and adversely affected.

VISIONICS WILL NEED ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE TO VISIONICS ON REASONABLE TERMS OR ANY TERMS.

     To fully exploit the opportunities presented by the merger with Visionics, such as joint product development and entry into new markets, additional capital will be required. There can be no assurance, however, that the financing necessary to pursue the combined company's business plan will be available on terms acceptable or favorable to Visionics, or on any terms. If the Company fails to obtain such financing, its business prospects and the market price of Visionics' common stock may be materially adversely affected.

     Management believes that cash, cash equivalents, and other working capital provided from operations, together with available financing sources, are sufficient to meet current operating requirements of the business of Visionics as it has existed historically. However, risks related to the Company's ability to maintain adequate working capital and liquidity include the continued availability of credit under the Company's line of credit which expires on June 30, 2001, the continued availability of vendor credit as needed, payment by customers of accounts receivable at such times and in such amounts as to enable the Company to meet its payment obligations, and continued profitable operating results. In the event the above or other liquidity risks materialize, Visionics may be unable to sustain its operations from the sources of working capital available to it.

     Furthermore, management may from time to time determine that the competitive position of Visionics may be enhanced through substantial and increased investments in product and technology development programs and/or marketing initiatives. Management may determine to make such investments despite its assessment that gross profit during the investment period will be less than the expenses to be incurred, thus resulting in an anticipated loss during the period.

VISIONICS' RELIANCE ON GOVERNMENTAL AGENCY CUSTOMERS HAS PRODUCED VOLATILITY IN REVENUE AND EARNINGS.

     Visionics' performance in any one reporting period is not necessarily indicative of sales trends or future operating or earnings performance. During most quarters, the Company's revenue is concentrated in a relatively small number of large customers, the majority of which are government agencies. Visionics is subject to significant quarter-to-quarter fluctuations in revenue, which are frequently very difficult to predict. Such revenue volatility makes management of inventory levels, cash flow and profitability inherently difficult. Factors which lead to revenue fluctuations include variations in the availability of large procurements and variations in the success of Visionics in winning such procurements. In the event Visionics is successful in winning such procurements, there may be planned unevenness in shipping schedules, as well as potential delays and schedule changes in the timing of deliveries and recognition of revenue, or cancellation of such procurements. Also, law enforcement and other government agencies are subject to political, budgetary, purchasing and delivery constraints which Visionics expects may continue to result in quarterly and annual revenue and operating results which may be irregular and difficult to predict.

OTHER FACTORS ALSO CONTRIBUTE TO VOLATILITY IN VISIONICS' OPERATING RESULTS.

     In addition to potential volatility due to market characteristics just described, Visionics' financial results may be affected by many other factors which are difficult to predict, including but not limited to: changes in the mix of products sold; changes in the availability and pricing of components and subassemblies; increases required in development and marketing expenses to address opportunities or competitive pressures in the market; and unforeseen legal expenses.

     Particularly noteworthy is the need to invest in planned technical development programs to maintain and enhance the competitiveness of Visionics, and to develop and launch new products and services. To improve the manageability and likelihood of success of such programs requires the development of budgets, plans and schedules for the execution of these programs and the adherence to such budgets, plans and schedules. The majority of such program costs are payroll and related staff expenses, and secondarily materials, subcontractors, promotional expenses and the like. These costs are very difficult to adjust in response to short-term fluctuations in the revenue of Visionics, compounding the difficulty of achieving profitability in the event of a revenue downturn.

     Furthermore, management may from time to time determine that the competitive position of Visionics may be enhanced through substantial and increased investments in product and technology development programs and/or marketing initiatives. Management may determine to make such investments despite its assessment that gross profit during the investment period will be less than the expenses to be incurred, thus resulting in an anticipated loss during the period. Such planned losses may be particularly difficult to manage in light of the volatility of Visionics' revenue stream discussed above.

VISIONICS' SUCCESS DEPENDS IN PART ON THE EFFORTS AND SUCCESS OF THIRD PARTIES OVER WHICH VISIONICS HAS NO CONTROL.

     In addition to its direct marketing activities, Visionics markets its products and services through various distributions and other cooperative relationships with third parties such as AFIS suppliers and systems integrators. In many cases, the sale of Visionics products or services is dependent on the success of such third parties in winning contested procurements, in executing on their own responsibilities under agreements with customers and in doing so in a timely manner, and in the effectiveness of their selling efforts on behalf of Visionics' products. At times, such third party distributors may offer products of Visionics' competitors as well.

VISIONICS' RESULTS OF OPERATIONS ARE SUBJECT TO GOVERNMENTAL CREDIT, FUNDING AND OTHER RELATED FACTORS.

     Visionics extends substantial credit to federal, state and local governments in connection with sales of the Company's products and services. Approximately 93% and 90%, respectively, of customer accounts receivable at September 30, 2000 and 1999, were from government agencies, of which 33% was from one customer at September 30, 2000 and 53% were from two customers at September 30, 1999. For the years ended September 30, 2000, 1999 and 1998, revenue from two customers in 2000 accounted for 32%, revenue from two customers in 1999 accounted for 38%, and revenue from two customers in 1998 accounted for 24%, respectively, of total revenue. Sales to sizeable customers requiring large and sophisticated networks of live scan systems and peripheral equipment often include technical requirements which may not be fully known at the time requirements are specified by the customer. In addition, contracts may specify performance criteria which must be satisfied before the customer accepts the products and services. Collection of accounts receivable may be dependent on completion of customer requirements, which may be unpredictable, subject to change by the customer, and not fully understood at the time of acceptance of the order by Visionics, and may involve investment of additional Visionics resources. These investments of additional resources are accrued when amounts can be estimated but may be uncompensated and negatively impact profit margins and the Company's liquidity. Furthermore, in many instances, customer procurements are dependent on the availability or continued availability of state or federal government grants and general tax funding. Such funding may be subject to termination at any time at the sole discretion of the government body providing or receiving such funds. Additionally, without regard to termination of funding, government agencies both domestically and internationally may successfully assert the right to terminate business or funding relationships with Visionics at their sole discretion without adequate or any compensation or recourse for Visionics.

VISIONICS' ONGOING SUCCESS IS DEPENDENT UPON THE CONTINUED AVAILABILITY OF CERTAIN KEY EMPLOYEES.

     Visionics is dependent in its operations on the continued availability of the services of its employees, many of whom are individually key to the Company's current and future success, and the availability of new employees to implement the company's growth plans. The market for skilled employees is highly competitive, especially for employees in technical fields. While Visionics' compensation programs are intended to attract and retain the employees required for the Company to be successful, there can be no assurance that Visionics will be able to retain the services of all of its key employees or a sufficient number to execute on its plans, nor can there be any assurances that Visionics will be able to continue to attract new employees as required.

WE MAY BE UNABLE TO UPGRADE OUR PRODUCTS AND DEVELOP AND INCORPORATE NEW TECHNOLOGIES AS REQUIRED TO EFFECTIVELY COMPETE IN OUR INDUSTRY.

     Visionics competes in markets characterized by continual and rapid technological change. Frequently, technical development programs of Visionics require assessments to be made of the future directions of technology and technology markets generally, which are inherently risky and difficult to predict. Failure to choose correctly among technical alternatives may result in material adverse effects on the competitive position, revenue, required spending levels and profitability of Visionics.

     The competitive nature of Visionics' markets requires continual investment in upgrading of the Company's product and service offerings. There can be no assurance that the pace of Visionics' development efforts will be sufficient to maintain competitiveness.

     Continued participation by Visionics in the market for live scan systems which are linked to forensic-quality databases under the jurisdiction of governmental agencies may require the investment of Visionics resources in upgrading of the Company's products and technology for Visionics to compete and to meet regulatory and statutory standards. There can be no assurance that such resources will be available to Visionics or that the pace of product and technology development established by management will be appropriate to the competitive requirements of the marketplace.

OUR JOINT VENTURE WITH LAKES GAMING, INC. IS SUBJECT TO ALL THE RISKS INHERENT IN A START-UP BUSINESS.

     On March 16, 1998, Visionics entered into an agreement with Lakes Gaming, Inc. (formerly Grand Casinos, Inc.) forming a joint venture, TRAK 21 Development, LLC, to productize, test and market the TRAK-21 blackjack wagering data capture and player tracking system. The joint venture is susceptible to the normal business risks customary to a start-up operation. In particular, although prototype models of TRAK-21 have been successfully demonstrated, there can be no assurance that this technology will operate as required in live casino environments or that products based on TRAK-21 technology will be accepted by customers. In addition, it has not been determined whether or not the TRAK-21 system will be able to compete, on the basis of price and performance, with player tracking systems of competitors whose systems have been marketed for longer periods of time. Therefore, can be no assurance that the joint venture will be profitable to Visionics.

Risks Relating to the Merger with Visionics Corporation

VISIONICS MAY NOT REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

     The anticipated benefits of the merger may not be achieved unless certain operations of Digital Biometrics, Inc. and Visionics are successfully integrated, including aspects of the two companies' research and development and marketing operations. The transition to a combined company will require substantial management attention and the process of coordination of the operations, especially research and development and marketing, may be complicated by the necessity of combining personnel in different locations with disparate business backgrounds and corporate cultures. In addition, combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. Any difficulties experienced in the transition process and any loss of or interruption in business as a result of the diversion of resources to pursue the integration of the organizations could have an adverse effect on the combined operations.

     Even if Digital Biometrics, Inc. is successful in integrating its operations with those of Visionics, all or many of the anticipated benefits of the merger may not be realized. The board of directors believes the merger will permit the combined company to achieve a level of success neither company is capable of attaining on its own. However, there can be no assurance that the merger will enhance DBI's profitability or otherwise benefit its stockholders, including the former shareholders of Visionics who received shares of DBI common stock in the merger. In the event that the merger benefits fail to materialize, the market price of Visionics' common stock may be materially adversely affected.

COSTS INCURRED IN CONNECTION WITH THE MERGER WILL HAVE AN ADVERSE EFFECT ON VISIONICS' PROFITABILITY.

     Visionics incurred substantial costs and expenses in connection with the merger, a large portion of which was incurred during the first six months of fiscal 2001. Visionics accounted for the merger using the pooling of interests method, pursuant to which all such costs and expenses related to the merger will be immediately charged against Visionics' earnings rather than capitalized and amortized to expense over an extended period. Consequently, Visionics' near-term profitability will be adversely affected, potentially resulting in a reduction of the market price of its common stock.


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


VISIONICS EXPECTS TO INCUR SIGNIFICANT COSTS AND EXPENSES TO INTEGRATE THE OPERATIONS OF THE TWO COMPANIES, NEGATIVELY AFFECTING VISIONICS' SHORT-TERM PROFITABILITY.

     Visionics' management anticipates that the process of integrating the two companies' operations will require the immediate investment of substantial resources. Financial benefits flowing from the merger, if any, are not expected to be realized until fiscal 2002. Consequently, the integration process will likely have an adverse effect on Visionics' short-term profitability and, potentially, the market price of its common stock.

VISIONICS' CUSTOMERS MAY PERCEIVE THE MERGER AS COMPETITIVELY THREATENING.

     Visionics' customers are primarily original equipment manufacturers, application developers and system integrators who license Visionics' enabling technology. DBI sells its products and services directly to end users, primarily law enforcement agencies. Some of Visionics' customers may mistakenly perceive DBI's sales practices as a competitive threat to their businesses and withdraw from further interaction with Visionics, adversely affecting the business and prospects of the combined company.

MARKET RISKS

     The Company is exposed to certain market risks with its $2 million line of credit of which there were no borrowings outstanding at September 30, 2000. The line bears interest at a rate of one half (0.5%) above the prime rate. The Company is subject to foreign currency exposure, primarily with the British Pound and the Euro. The Company's exposure to foreign currency fluctuations is not significant and primarily related to the Company's translation adjustment to convert its United Kingdom subsidiary into U.S. dollars.

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Visionics Corporation:


We consent to incorporation by reference in the registration statements (Numbers 333-72031 and 333-77379) on Form S-3 and (Numbers 33-41510, 33-63984, 33-90900,
333-38562, 333-34725 and 333-59067) on Form S-8 of Visionics Corporation, of our report dated June 12, 2001 relating to the consolidated supplemental balance sheets of Visionics Corporation and subsidiary, as of September 30, 2000 and 1999, and the related consolidated supplemental statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2000.


                                           KPMG LLP



Minneapolis, Minnesota
June 26, 2001


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


SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                        VISIONICS CORPORATION
                                        ---------------------
                                             (Registrant)




June 28, 2001                           /s/ Robert F. Gallagher
                                        -------------------------------
                                            Robert F. Gallagher
                                            Chief Financial Officer


                                       35